Exhibit 2.5

FOURTH AMENDMENT TO THE

MERGER AGREEMENT

Dated as of August 28, 2023

This Fourth Amendment to the Merger Agreement (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”) by and among Logiq, Inc., a Delaware corporation (the “DLQ Parent”), DLQ, Inc., a Nevada corporation (the “Company”), Abri SPAC I, Inc., a Delaware corporation (“Parent”), and Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”). The DLQ Parent, the Company, Parent, and Merger Sub, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS the Parties are all of the Parties to that certain Merger Agreement dated as of September 9, 2022 (as amended, modified or supplemented from time to time, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Merger Agreement to increase the number of shares being distributed to public stockholders of DLQ Parent;

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

2.	Amendments. Pursuant to the provisions of Section 12.2 of the Merger Agreement, the Merger Agreement is hereby amended as follows:

(a)	Recital is hereby deleted in its entirety and replaced with the following:

“L. Contemporaneously with the Closing of the transactions contemplated by this Agreement, (i) DLQ Parent will issue a dividend to the DLQ Parent Stockholders on the Record Date on a pro rata basis of an amount equal to approximately Thirty Three Percent (33%) of the aggregate Merger Consideration Shares (the “Dividend Shares”) it receives from Parent (the “Distribution”),(ii) DLQ will distribute fourteen Percent of the aggregate Merger Consideration Shares to certain investors and (iii) the remaining Merger Consideration Shares held by DLQ Parent shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement;”

(b)	Section 7.5 is hereby deleted in its entirety and replaced with the following:

7.5 Lock-Up Agreements. Prior to the Closing, (i) DLQ Parent shall enter into a Lock-Up Agreement with Parent, effective as of the Closing, pursuant to which Fifty Three Percent (53%) of the Merger Consideration Shares shall be subject to lock-up, and (ii) the Company shall cause certain management of the Company to enter into a Lock-Up Agreement with Parent, effective as of the Closing, pursuant to which any Dividend Shares owned by such management shall be subject to a lock-up, both in accordance with the terms and conditions more fully set forth in the Lock-Up Agreements.

3.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Merger Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Merger Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

4.	Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

ABRI SPAC I, INC.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

ABRI MERGER SUB, INC.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

DLQ, INC.

By:	/s/ Brent Suen
Name:	Brent Suen
Title:	Chief Executive Officer

LOGIQ, INC.

By:	/s/ Brent Suen
Name:	Brent Suen
Title:	Chief Executive Officer

[Signature Page to Fourth Amendment to Merger Agreement]